As filed with the U.S. Securities and Exchange Commission on May 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GALAPAGOS NV

(Exact name of registrant as specified in its charter)

Belgium	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Generaal De Wittelaan L11 A3

2800 Mechelen, Belgium

+32 1 534 29 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Warrant Plan 2017

(Full title of the plan)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Michael H. Bison, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares, no par value per share	947,000	$89.57	$84,822,790	$9,831

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs. Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-203584).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Registrant’s Warrant Plan 2017 by reason of any stock dividend, stock split or other similar transaction.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $89.57, which is the exercise price for warrants to be granted under the Warrant Plan 2017 of €80.57, converted from euros to U.S. dollars at an exchange rate of $1.1117 per euro, the Euro Foreign Exchange Reference rate of the European Central Bank for the euro on May 17, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Galapagos NV (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 23, 2017 (File No. 001-37384), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) Our reports on Form 6-K furnished to the Commission on January 17, 2017 (portions thereof); January 23, 2017; February 2, 2017 (portions thereof); February 24, 2017 (portions thereof); February 24, 2017 (portions thereof); March 10, 2017; March 22, 2017 (portions thereof); April 4, 2017 (portions thereof); April 6, 2017; April 7, 2017; April 18, 2017; April 24, 2017; April 24, 2017; April 26, 2017 (portions thereof); April 28, 2017 (portions thereof); May 2, 2017 (portions thereof); May 8, 2017; May 16, 2017; and May 18, 2017; and

(c) The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on May 8, 2015 (File No. 001-37384), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any report on Form 6-K furnished by the Registrant to the Commission after the date of this Registration Statement (or a portion thereof) is incorporated by reference in this Registration Statement only to the extent that the report expressly states that the Registrant incorporates it (or such portions) by reference in this Registration Statement and it is not subsequently superseded. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The Registrant’s directors may be liable to the Registrant and to third parties for infringement of the Registrant’s articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable.

The Registrant maintains liability insurance for the Registrant’s directors and officers, including insurance against liability under the Securities Act.

To the extent permitted by law, the Registrant will be permitted to indemnify its directors, employees and representatives for all damages they may be due, as the case may be, to third parties as a result of breach of their obligations towards the Registrant, managerial mistakes and violations of the Belgian Companies Code, with the exclusion of damages that are due as a result of gross or intentional misconduct.

Certain of the Registrant’s non-executive directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of the Registrant’s board of directors.

In the underwriting agreement the Registrant entered into in connection with its May 2015 global offering and its April 2017 public offering, the underwriters agreed to indemnify, under certain conditions, the Registrant, the members of the Registrant’s board of directors and persons who control the Registrant’s company within the meaning of the Securities Act against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in the Registrant’s registration statement and certain other disclosure documents.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mechelen, Belgium on May 22, 2017.

GALAPAGOS NV

By:	/s/ Onno van de Stolpe
Name:	Onno van de Stolpe
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors, officers and/or authorized representative in the United States of Galapagos NV, hereby severally constitute and appoint Onno van de Stolpe and Bart Filius, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Galapagos NV, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 22, 2017.

Signature	Title

/s/ Onno van de Stolpe Onno van de Stolpe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bart Filius Bart Filius, MBA	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Rajesh Parekh Rajesh Parekh, MA, DPhil	Chairman of the Board

/s/ Harrold van Barlingen Harrold van Barlingen, Ph.D.	Director

/s/ Werner Cautreels Werner Cautreels, Ph.D.	Director

/s/ Howard Rowe Howard Rowe, JD	Director

/s/ Katrine Bosley Katrine Bosley	Director

/s/ Christine Mummery Christine Mummery, Ph.D.	Director

/s/ Mary Kerr Mary Kerr, Ph.D.	Director

Puglisi & Associates

By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Association, as amended (English translation)

4.2(1)	Form of Deposit Agreement and Form of American Depositary Receipt

5.1	Opinion of Argo BV o.v.v.e. CVBA

23.1	Consent of Deloitte Bedrijfsrevisoren BV o.v.v.e. CVBA

23.2	Consent of Argo BV o.v.v.e. CVBA (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	Warrant Plan 2017 (English translation)

(1)	Filed as Exhibits 4.1 and 4.2 to Registrant’s Registration Statement on Form F-1 (File No. 333-203435), filed with the U.S. Securities and Exchange Commission on April 30, 2015, and incorporated herein by reference.